                                                               EXHIBIT 1.A.5.(b)
                                                                        NEV-14-E
                                              NEW ENGLAND LIFE INSURANCE COMPANY

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VARIABLE LIFE POLICY


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         INSURED
         JOHN ALDEN

         POLICY NUMBER
         Specimen

         PLAN
         Flexible Premium Adjustable Variable Life

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NEW ENGLAND LIFE INSURANCE COMPANY Agrees to pay THE DEATH BENEFIT OF THIS
POLICY TO THE BENEFICIARY ON RECEIPT OF PROOF OF THE DEATH OF THE INSURED; AND to provide THE OTHER RIGHTS AND BENEFITS OF THE POLICY.

These agreements are subject to all of the provisions of the Policy.

Signed on the Date of Issue for the Company at its

Administrative Office:
6425 Powers Ferry Road
Third Floor
Atlanta, GA 30339

/s/ James M. Benson
------------------------
     President


/s/ Daniel D. Jordan
------------------------
     Secretary

FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE POLICY
 .    The Death Proceeds are payable at the death of the Insured if the Policy is in force.

 .    The Policy can be adjusted by increasing or decreasing the Face Amount.

 .    The amount and frequency of premium payments can be changed.

 .    The Policy does not share in dividends.

THE DEATH BENEFIT ON THE POLICY DATE WILL BE EQUAL TO THE FACE AMOUNT SHOWN IN
SECTION 1. THEREAFTER, THE DEATH BENEFIT CAN VARY FROM DAY TO DAY. IT CAN INCREASE OR DECREASE, DEPENDING ON SEPARATE INVESTMENT ACCOUNT PERFORMANCE AND ON FIXED ACCOUNT INTEREST. SEE SECTION 8.

THE CASH VALUE OF THIS POLICY CAN VARY FROM DAY TO DAY. IT CAN INCREASE OR DECREASE, DEPENDING ON SEPARATE INVESTMENT ACCOUNT PERFORMANCE AND ON FIXED ACCOUNT INTEREST. SEE SECTION 12.

PLEASE READ YOUR POLICY CAREFULLY
This Policy is a legal Contract between you and the Company.

RIGHT TO RETURN THE POLICY
WHEN THIS POLICY IS ISSUED OR WHEN YOU RECEIVE AN INCREASE IN FACE AMOUNT, YOU SHOULD EXAMINE IT. YOU CAN RETURN THE POLICY OR THE INCREASE IN FACE AMOUNT (SEE
SECTION 14) TO THE COMPANY OR ITS AGENT FOR ANY REASON WITHIN 10 DAYS AFTER YOU RECEIVE IT FROM THE COMPANY. IF YOU RETURN AN INCREASE IN FACE AMOUNT: ANY MONTHLY DEDUCTION AND ANY ADMINISTRATIVE CHARGE FOR THE INCREASE IN FACE AMOUNT WILL THEN BE CREDITED TO THE POLICY; AND THE INCREASE IN FACE AMOUNT WILL BE CANCELLED FROM THE START. OTHERWISE, IF YOU RETURN THE POLICY: AN AMOUNT EQUAL TO ANY PREMIUM PAID PLUS ANY UNSCHEDULED PAYMENT MADE WILL BE REFUNDED TO YOU; AND THE POLICY WILL BE CANCELLED FROM THE START.

--------------------------------------------------------------------------------
POLICY PROVISIONS

Section

        1  Policy Schedule
        2  Table of Guaranteed Maximum Cost of Insurance
           Rates Per $1,000
        3  Table of Net Single Premiums
        4  Accounts Available on Date of Issue
        5  Contract
        6  The Variable Account
        7  The Fixed Account
        8  Death Benefit
        9  Premiums
       10  Monthly Deduction
       11  Reinstatement After Lapse
       12  Cash Value of the Policy
       13  Policy Loans
       14  Adjustments
       15  24 Months Conversion Right
       16  Owner and Beneficiary
       17  Payment of Benefits
       18  Payment Options
       19  Life Income Tables
        .  Riders, if any
        .  Amendments and Endorsements
        .  Copy of the Application
        .  Adjustment Attachments


ALPHABETICAL GUIDE

Section

        4  Accounts
        6  Accumulation Units
       12  Accumulation Unit Value
       14  Adjustment
     1, 5  Adjustment Date
     1, 5  Age of Insured
       10  Amount at Risk
       16  Assignments
       16  Beneficiary
       17  Benefits, Payment of
       12  Cash Value
        8  Cash Value Accumulation Test
        5  Claims of Creditors
        5  Contestable
        5  Contract
     1, 5  Date of Issue
     1, 5  Date, Policy
        8  Death Benefit
       14  Decrease in Face Amount
        8  Definition of Life Insurance Test
        1  Face Amount
        7  Fixed Account
       10  Grace Period
        8  Guideline Premium Test
       14  Increase in Face Amount
        2  Insurance Rates
   17, 18  Life Income Options
       19  Life Income Tables
        1  Loan Interest Rate
       13  Loans, Policy
       10  Monthly Deduction
       10  Monthly Minimum Premium
       12  Net Cash Value
     3, 8  Net Single Premium
       16  Owner
       14  Partial Surrender
       18  Payment Options
        5  Periodic Reports
       13  Policy Loan Balance
        5  Postponement of Payments
        9  Premiums
       11  Reinstatement
        1  Schedule, Policy
        6  Sub-Accounts
        5  Suicide
       12  Surrender of the Policy
       15  24 Months Conversion Right
        6  Variable Account

                                                                NEW ENGLAND LIFE
                                                               INSURANCE COMPANY
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1. POLICY SCHEDULE                            OWNER AND BENEFICIARY
                                              As named in the Application or as
                                              later changed. See the Owner and
                                              Beneficiary Section of the Policy.
--------------------------------------------------------------------------------
POLICY NUMBER                            AGE               SEX
Specimen                                 35                Male

POLICY DATE
March 1, 1998

POLICY LOAN INTEREST RATE
4.75%
--------------------------------------------------------------------------------
THIS POLICY IS ADJUSTABLE. IF IT IS ADJUSTED, THIS SECTION 1 WILL BE CHANGED. SEE SECTION 14.
--------------------------------------------------------------------------------

SCHEDULE OF BENEFITS

--------------------------------------------------------------------------------

Flexible Premium Adjustable Variable Life               Death Benefit Option:  1

                                                        Definition of Life
                                                        Insurance Test:
                                                        Guideline Premium Test

FACE AMOUNT             DATE OF ISSUE              POLICY CLASS

$50,000                 March 1, 1998              Smoker Standard

Maximum Monthly Policy Fee                         $10.00

Maximum Monthly Face Amount Increase
Administrative Charge                              for 12 months, lesser of:
                                                   $0.00080 times Face Amount
                                                   Increase; and $25

Maximum Monthly Mortality and Expense Risk Charge  $0.000625 times Cash Value at the beginning of the day

--------------------------------------------------------------------------------

SCHEDULE OF ANNUAL PREMIUMS

--------------------------------------------------------------------------------

Planned Annual Premium:                            $816.40*

Monthly Minimum Premium:                           $191.80

Maximum Premium Expense Charge:                         10%


This coverage may expire if premiums paid are insufficient to continue the coverage. There may be little or no Cash Value at that time.

* If the Planned Annual Premium is paid on the first day of each policy year, and the investment return of the Policy's sub-accounts is 4% in all years and the guaranteed maximum charges apply in all years, this Policy will terminate in policy year 47 unless additional premium is paid.

--------------------------------------------------------------------------------


/s/ Daniel D. Jordan
------------------------
     Secretary


NEV-14-E

                                                                NEW ENGLAND LIFE
                                                               INSURANCE COMPANY
--------------------------------------------------------------------------------

2. TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES PER $1,000

   Based on the 1980 CSO Table
--------------------------------------------------------------------------------
POLICY NUMBER
Specimen

------------------------------ ----------------------- -------------------------
THIS POLICY IS ADJUSTABLE. IF IT IS ADJUSTED, THIS SECTION 2 WILL BE CHANGED. SEE SECTION 14.
--------------------------------------------------------------------------------
           POLICY YEAR      MONTHLY RATE       POLICY YEAR       MONTHLY RATE

                1             $.1758                34               $2.7658
                2              .1867                35                3.0142
                3              .2000                36                3.2925
                4              .2150                37                3.6083
                5              .2325                38                3.9708
                6              .2517                39                4.3867
                7              .2742                40                4.8492
                8              .2967                41                5.3492
                9              .3225                42                5.8775
               10              .3492                43                6.4267
               11              .3792                44                6.9917
               12              .4100                45                7.5875
               13              .4433                46                8.2367
               14              .4783                47                8.9567
               15              .5175                48                9.7708
               16              .5592                49                10.6883
               17              .6083                50                11.6875
               18              .6633                51                12.7458
               19              .7258                52                13.8408
               20              .7967                53                14.9625
               21              .8725                54                16.1058
               22              .9550                55                17.2742
               23             1.0408                56                18.4808
               24             1.1325                57                19.7483
               25             1.2308                58                21.1208
               26             1.3400                59                22.6758
               27             1.4617                60                24.6583
               28             1.5992                61                27.4967
               29             1.7550                62                32.0458
               30             1.9283                63                40.0167
               31             2.1183                64                54.8317
               32             2.3208                65                83.3333
               33             2.5367

--------------------------------------------------------------------------------


/s/ Daniel D. Jordan
------------------------
     Secretary

                                                                NEW ENGLAND LIFE
                                                               INSURANCE COMPANY
--------------------------------------------------------------------------------


3. TABLE OF NET SINGLE PREMIUMS
-------------------------------------------------------------------------------

POLICY NUMBER
Specimen

------------------------------ ----------------------- ------------------------
THIS POLICY IS ADJUSTABLE. IF IT IS ADJUSTED, THIS SECTION 3 WILL BE CHANGED. SEE SECTION 14.
-------------------------------------------------------------------------------

POLICY YEAR                NSP               POLICY YEAR               NSP

      1                .2376695                   34                .6434748
      2                .2597692                   35                .6572332
      3                .2684806                   36                .6709628
      4                .2774420                   37                .6846215
      5                .2866523                   38                .6981480
      6                .2961037                   39                .7114574
      7                .3057964                   40                .7244527
      8                .3157171                   41                .7370717
      9                .3258811                   42                .7492933
     10                .3362773                   43                .7611339
     11                .3469157                   44                .7726415
     12                .3577874                   45                .7838881
     13                .3689044                   46                .7949130
     14                .3802667                   47                .8057063
     15                .3918823                   48                .8162260
     16                .4037418                   49                .8263842
     17                .4158496                   50                .8360805
     18                .4281764                   51                .8452698
     19                .4407066                   52                .8539594
     20                .4534156                   53                .8622086
     21                .4662758                   54                .8701060
     22                .4792843                   55                .8777684
     23                .4924303                   56                .8853373
     24                .5057267                   57                .8929799
     25                .5191740                   58                .9009007
     26                .5327711                   59                .9093471
     27                .5464969                   60                .9186246
     28                .5603256                   61                .9289634
     29                .5742185                   62                .9404744
     30                .5881299                   63                .9530315
     31                .6020248                   64                .9661629
     32                .6158786                   65                .9790418
     33                .6296938

--------------------------------------------------------------------------------


/s/ Daniel D. Jordan
------------------------
     Secretary

-------------------------------------------------------------------------
4. ACCOUNTS AVAILABLE ON 3/1/98


 .    Variable
         Capital Growth Sub-account
         Money Market Sub-account
         Bond Income Sub-account
         Stock Index Sub-account
         Managed Sub-account
         Growth and Income Sub-account
         Midcap Value Sub-account
         Equity-Income Sub-account
         Overseas Sub-account
         Small Cap Sub-account
         Equity Growth Sub-account
         Balance Sub-account
         Venture Value Sub-account
         International Magnum Equity Sub-account
         High Income Sub-account
         Asset Manager Sub-account

 .    Fixed

5. CONTRACT


THE CONTRACT
This Policy is a legal contract between the Owner of the Policy (called "you") and New England Life Insurance Company, a Massachusetts corporation, (called "the Company"). The Policy, which includes the attached Application and any Application for adjustment of the Policy, is the entire contract between you and the Company. All riders are listed in Section 1. A change in or waiver of the provisions of the Policy must be signed by the President or the Secretary of the Company to be valid.

PAYMENTS UNDER THE CONTRACT
All contract amounts are in dollars of the United States of America. Payments by the Company under the contract will be made at the Home Office of the Company. The obligations of the Company are subject to all payments made and actions taken by the Company under the Policy before receipt by the Company at its Administrative Office of proof of death of the Insured.

DATES
Policy years, months and anniversaries are all measured from the Policy Date. Contestable and suicide periods start on the Date of Issue and on the Adjustment Date for each increase in Face Amount. The Policy Date, the Date of Issue and each Adjustment Date are all shown in Section 1.

NOT CONTESTABLE AFTER TWO YEARS
Insurance is issued by the Company in reliance on the statements made in the Application for the insurance. Those statements are representations; they are not warranties. No statement can be used to contest insurance unless contained in the Application for the insurance. The insurance issued under this Policy will not be contestable after it has been in force during the life of the
Insured:

 .    With respect to the amount of Death Benefit which results from other than payments for which proof of insurability is required, for two years from the Date of Issue; and

 .    With respect to any amount of Death Benefit which results from a payment for which proof of insurability is required, for two years from the date that payment is received; and

 .    With respect to the amount of the Death Benefit associated with each increase in Face Amount, for two years from the Adjustment Date for that increase.

SUICIDE WITHIN TWO YEARS
If the Insured dies by suicide while sane or insane within two years from the Date of Issue, the Death Benefit will be limited to: the amount of the premiums paid; less any Policy Loan Balance on the date of death; and less any partial surrenders.

If the Insured dies by suicide while sane or insane more than two years after the Date of Issue but within two years from the Adjustment Date for an increase in Face Amount, the Death Benefit for that increase in Face Amount will be limited to the Monthly Deductions and any Face Amount Increase Administrative Charge made to pay for that increase.

AGE AND SEX OF INSURED
The age of the Insured on the Policy Date and on each policy anniversary means the age at the nearest birthday of the Insured. For an increase in Face Amount during a policy year, age means age at the start of that policy year.

If the age or sex of the Insured has not been correctly stated in the Application, the Death Benefit will be the amount that the most recent Monthly Deduction which was made would have provided for the correct age and sex.

CLAIMS OF CREDITORS
The Policy and payments under it are exempt from the claims of creditors to the extent allowed by law.

NEV-14-E

BASIS OF VALUES
"1980 CSO" means Commissioners 1980 Standard Ordinary; it is used to describe mortality tables. Minimum Cash Values, Reserves and Guaranteed Insurance Factors are based on the mortality table shown in Section 2. Interest is compounded daily at the effective rate of 4% per year. A detailed statement of the method of computing values has been filed, where required, with the Insurance Department of the state in which the Policy is delivered. All values are equal to or in excess of the minimum values required by the law of that state.

PERIODIC REPORTS
The Company will send you all reports required by law and regulation. Such reports will be sent once each year or more often if required by law or regulation. The annual report will include, as of the date for which the report is made: the Death Benefit; the Cash Value; any Policy Loan Balance; and any other information required by law or regulation.

POLICY ILLUSTRATION OF BENEFITS AND VALUES
Upon written request the Company will send you a policy illustration which will illustrate benefits and values under the Policy.

POSTPONEMENT OF VARIABLE BENEFITS
Except for a Policy Loan that will be used to pay premiums on policies issued by the Company, the Company can postpone the determination of and the payment or transfer of amounts based on separate investment account performance if:

 .    The New York Stock Exchange is closed for trading (except for normal weekend and holiday closing) or when trading is restricted; or

 .    The Securities and Exchange Commission determines that a state of emergency exists which may make payment or transfer impractical; or

 .    The Securities and Exchange Commission orders the Variable Account or orders the New England Zenith Fund or its successor or any other investment company or pool of investment assets in which the Variable Account is invested to postpone payment or transfer of variable benefits.

POSTPONEMENT OF SURRENDERS, TRANSFERS AND LOANS FROM THE FIXED ACCOUNT
The Company can postpone the payment of the portion of the Policy's Net Cash Value which is in the Fixed Account for not more than six months after surrender. If payment is postponed for more than 30 days, it will be credited with interest from the date of surrender. The rate of interest will be set each year by the Company; but the rate will not be less than 3 1/2% per year.

The Company can postpone transfers from the Fixed Account for not more than six months from the date of the request. The effective date of the transfer is the date on which values are transferred from the Fixed Account.

The Company can postpone the making of any Policy Loan and any partial surrender from the Fixed Account for not more than six months from the day you apply, except Loans or partial surrenders to pay premiums on policies issued by the Company.

NEV-14-E

6. THE VARIABLE ACCOUNT

THE VARIABLE ACCOUNT
The Variable Account (called "the Account") is a separate investment account established by the Company in accordance with Delaware law and is now operated in accordance with Massachusetts law. The assets of the Account are owned by the Company. The assets of the Account will be used to provide values and benefits under this Policy and similar policies. The portion of the Account assets equal to the reserves plus other policy liabilities of the Account is not chargeable with liabilities arising out of any other business the Company may conduct. The Company reserves the right to transfer to its general account Variable Account assets which exceed the total of reserves and other liabilities of the Account. Income and realized and unrealized capital gains and losses of the Account are credited to the Account without regard to any of the Company's other income or capital gains and losses.

SUB-ACCOUNTS
The Account consists of sub-accounts, each of which is invested in shares of one portfolio of the New England Zenith fund or its successor or any other investment company or pool of investment assets in which the Account is invested. Units of a portfolio are purchased for a sub-account at their net asset value.

The Policy's first investment is made in the Money Market sub-account as of the latest of:

 .    The Policy Date;

 .    The date of the Part II of the Application for the initial Face Amount, if any is required; and

 .    The date the first premium is received by the Company.

The Policy's Cash Value will be transferred, based on your choice, to the sub-accounts and the Fixed Account 15 days after the Company mails the Confirmation for the initial premium. Before this transfer, the values and benefits of the Policy will depend on the net investment performance of the Money Market sub-account. After this transfer, each net premium allocated to the Account and each net unscheduled payment allocated to the Account will be applied to the sub-accounts you chose as of the date it is received by the Company at its Administrative Office.

Each net purchase payment allocated to the Account will be credited in the form of Accumulation Units to the sub-accounts you elect. The number of Accumulation Units credited to a sub-account will be equal to the portion of the net purchase payment credited to that sub-account divided by the Accumulation Unit Value (see
Section 12) for that sub-account for the applicable Valuation Period.

The number of Accumulation Units in a sub-account will be reduced whenever its value is reduced due to any of these events: a full or partial surrender; a decrease in Face Amount; a Policy Loan; a transfer; a Monthly Deduction; and payment of a Face Amount Increase Administrative Charge. The reduction is determined by dividing the dollar amount of the transaction by the Accumulation Unit Value (see Section 12) for the Sub-Account.

Each distribution of income, dividends and capital gains from a portfolio to a sub-account will be reinvested for the benefit of the owners of the policies in that sub-account at net asset value in units of the portfolio which made the distribution.

The Cash Value of the Policy at any time cannot be allocated among more than 10 sub-accounts, except with the consent of the Company; and the Fixed Account will be counted in the limit of 10.

The values and benefits of a policy depend on: the investment performance of the portfolios in which the sub-accounts are invested; and the interest credited to the Fixed Account. The Company does not guarantee the investment performance of the portfolios of the sub-accounts. You bear the investment risk for amounts invested in the sub-accounts for your Policy.

CHOICE OF SUB-ACCOUNTS
You choose the sub-accounts in which net premiums and net unscheduled payments are to be invested. See Section 4 or the current prospectus for a list of the sub-accounts of the Account. You can change the choice for future premiums and future unscheduled payments at any time by notice to the Company. The change will be effective as of the date the request is received by the Company at its Administrative Office. The portion of the net premium and the net unscheduled payment to be applied to each sub-account chosen must be a whole percent.


NEV-14-E

CHANGE IN PORTFOLIOS
The Company can add or remove portfolios as sub-account investments as permitted by law. When a change is made, the Company will send you: a revised prospectus for the Account which will describe all of the portfolios then available in the New England Zenith Fund or its successor or any other investment company or pool of investment assets in which the Account is invested; and any notice required by law.

When a portfolio is removed, the Company has the right to substitute a different portfolio in which the sub-account will then invest:

 .    The value of the removed portfolio; and

 .    Future net premiums and future net unscheduled payments applied to that sub-account.

TRANSFER OPTION
After 15 days from the date the Company mails the Confirmation of the first premium, you can transfer all or a portion of the Policy's existing share of a sub-account to another sub-account or to the Fixed Account. (See Restriction of New Amounts Applied to the Fixed Account provision.) Requests for transfers can be made in writing or by telephone. The Company is not responsible for determining the authenticity of transfer instructions received by telephone. Transfers will be subject to a limit of 4 in each policy year, except with the consent of the Company. A transfer out of the Fixed Account will not count against this limit.

CHANGE OF INVESTMENT POLICY
The investment policy of the Account will not be changed unless: (a) the change has been approved by the Insurance Commissioner of the Commonwealth of Massachusetts; and (b) a statement of the approval process has been filed with the Insurance Department of the state in which this Policy is delivered. If the investment policy of the Account is changed, the Company will give you written notice of the change. You can then choose to convert this Policy to fixed benefit coverage. The conversion will be on the basis described in the 24 Months Conversion Right section. (See Section 15.) Your request to convert this Policy must be made within 60 days of the later of: (a) the effective date of the investment policy change; or (b) the date you receive the notice of the change.

RIGHTS RESERVED BY THE COMPANY
The Company reserves the right to take certain actions subject to compliance with law including, if required, the approval of the owners of the policies. These actions are: (a) to create new investment accounts; (b) to combine any two or more separate investment accounts, including the Account; (c) to invest some or all of the assets of the Account other than in the New England Zenith Fund;
(d) to invest some or all of the assets of the Account in any other investment company or pool of investment assets chosen by New England Life Insurance Company ; (e) to remove a portfolio in which the sub-account is invested or to substitute a different portfolio; (f) to operate the Account as a management investment company and to charge investment advisory fees under the Investment Company Act of 1940 or to operate the Account in any other form permitted by law; and (g) to deregister the Account under the Investment Company Act of 1940 if registration is no longer required.

NEV-14-E

7. THE FIXED ACCOUNT

THE FIXED ACCOUNT
The Fixed Account is a segmented fund within the general account of the Company.

If you choose the Fixed Account, the first date on which money is applied to the Fixed Account for the Policy is the latest of:

 .    15 days after the Company mails the Confirmation for the initial premium;
     and

 .    The effective date of the choice of the Fixed Account.

Before this date, the value of the portion of the net premium and any net Unscheduled Payment allocated to the Fixed Account will depend on the net investment performance of the Money Market sub-account of the Variable Account. After this date, each net premium allocated to the Fixed Account and each net unscheduled payment allocated to the Fixed Account will be applied as of the date it is received by the Company at its Administrative Office. Each transfer to the Fixed Account will be applied as of the transfer date.

FIXED ACCOUNT INTEREST
Except as noted in the Repayment of Loans provision of Section 13, the rate of interest for each amount applied to the Fixed Account: will be the rate set by the Company in advance for the date the amount is applied to the Fixed Account; and will not be less than a rate equivalent to an annual effective rate of 4%. The effective interest rate used on the Policy will be the weighted average of all such rates for the Policy.

Each year, on the policy anniversary, the Company will determine a portion, if any, of the Policy's portion of the Fixed Account which will be reinvested at the rate effective on that date.

Interest will be credited to the Fixed Account on a daily basis.

RESTRICTION OF NEW AMOUNTS APPLIED TO THE FIXED ACCOUNT
The Company reserves the right to restrict new amounts applied to the Fixed Account if the rate of interest that would be used for the new amount is a rate equivalent to an annual effective rate of 4%.

TRANSFERS OUT OF THE FIXED ACCOUNT
You can transfer a limited amount of the Policy's portion of the Fixed Account to the sub-accounts once within 30 days after each policy anniversary. The transfer will be limited to the greater of: 25% of the Policy's portion of the Fixed Account on the transfer date; and the amount of the Policy's portion of the Fixed Account transferred to the sub-accounts the prior year. However, if less than $100.00 would remain in the Fixed Account after the transfer, you can transfer the remainder to the sub-accounts. Requests for transfers can be made in writing or by telephone. The Company is not responsible for determining the authenticity of transfer instructions received by telephone.

CHOICE OF THE FIXED ACCOUNT
You can choose to have net premiums and net unscheduled payments applied to the Fixed Account. You can change the choice for future net premiums and future net unscheduled payments at any time by notice to the Company in writing. (See the Restriction of New Amounts Applied to the Fixed Account provision.) The portion of the net premium and net unscheduled payment to be applied to the Fixed Account must be a whole percent.

NEV-14-E

8. DEATH BENEFIT

DEATH BENEFIT
The Company will pay a Death Benefit to the Beneficiary upon receipt of proof of the death of the Insured. The amount of the Death Benefit will depend on the Death Benefit Option in effect on the date of death if death occurs prior to age
100. If death occurs on or after age 100, the Death Benefit will equal the greater of: the Cash Value on the date of death; and the Face Amount of the Policy if, at age 100, the Policy has a Guaranteed Death Benefit Rider attached and the Guarantee is in effect. The amount payable at either event will be reduced by any Policy Loan Balance on the date of death. If the Insured dies during the grace period, an amount will be deducted from the policy proceeds to cover Monthly Deductions to the date of death. The policy proceeds will be paid in one sum unless all or part of the proceeds is applied to a Payment Option. (See Payment of Benefits, Section 17.)

DEFINITION OF LIFE INSURANCE TEST
This Policy is intended to qualify as a flexible premium adjustable life insurance contract under the Internal Revenue Code (called "the Code") and any interpretive regulation or rulings by the Internal Revenue Service. The Code provides two tests to determine whether the policy meets the definition of life insurance: the Cash Value Accumulation Test; and the Guideline Premium Test. The Test used for the life of this Policy will be the one chosen in the original Application; that Test cannot be changed.

If you choose the Cash Value Accumulation Test, the Death Benefit will not be less than: the Policy's Cash Value plus the pro rata portion of any Monthly Deduction made for a period beyond the date of death; divided by the Net Single Premium. (See Section 3.)

If you choose the Guideline Premium Test, the Death Benefit will not be less than a percentage of: the Policy's Cash Value plus the pro rata portion of any Monthly Deduction made for a period beyond the date of death. The percent used will be based on the age of the Insured at the beginning of the policy year as shown in the Table of Applicable Percentages below.

TABLE OF APPLICABLE PERCENTAGES
------------------ ------------ ----------------- ------------
AGE                APPLICABLE   AGE               APPLICABLE
                   PERCENT                        PERCENT
------------------ ------------ ----------------- ------------
 0 through 40       250         61                 128
 41                 243         62                 126
 42                 236         63                 124
 43                 229         64                 122
 44                 222         65                 120
 45                 215

 46                 209         66                 119
 47                 203         67                 118
 48                 197         68                 117
 49                 191         69                 116
 50                 185         70                 115

 51                 178         71                 113
 52                 171         72                 111
 53                 164         73                 109
 54                 157         74                 107
 55                 150         75 through 90     105

 56                 146         91                 104
 57                 142         92                 103
 58                 138         93                 102
 59                 134         94 through 99      101
 60                 130         100                100
------------------ ------------ ----------------- ------------

DEATH BENEFIT OPTIONS
This Policy provides two Death Benefit Options. The Death Benefit Option will be as chosen in the Application or as later changed. The Death Benefit Option is shown in Section 1.

If Option 1 is chosen, the Death Benefit equals the greater of :

 .    The Face Amount shown in Section 1; and

 .    The death benefit required by the Cash Value Accumulation Test or the
     Guideline Premium Test, depending on the Definition of Life Insurance Test chosen for the Policy.

If Option 2 is chosen, the Death Benefit equals the greater of:

 .    The Face Amount shown in Section 1 plus the Cash Value; and

 .    The death benefit required by the Cash Value Accumulation Test or the
     Guideline Premium Test, depending on the Definition of Life Insurance Test chosen for the Policy.

When you apply for an Adjustable Term Rider, you can choose to have the Term Amount of the Rider added to the Face Amount of the Policy for purposes of calculating the Death Benefit. Your choice cannot be changed.




NEV-14-E

CHANGING THE DEATH BENEFIT OPTION
After the first policy year you can change the Death Benefit Option by written application to the Company. A change in Death Benefit Option will be effective on the Adjustment Date shown in the new Policy Schedule.

Except with the consent of the Company, a change from Option 1 to Option 2 can be made only if the Face Amount after the change will be at least $50,000. If you change from Option 1 to Option 2:

 .    The Face Amount will be decreased such that the Death Benefit immediately before and after the change is the same; and

 .    A decrease in Face Amount will be applied to reduce the initial Face Amount and each increase in Face Amount on a pro rata basis.

A decrease in Face Amount may require a decrease in the amounts provided by riders attached to this Policy. If you chose the Guideline Premium Test for the Policy, a portion of the Cash Value will be paid to you if necessary in order to allow the Policy to continue to qualify as life insurance.

If you change from Option 2 to Option 1:

 .    The Face Amount will be increased such that the Death Benefit immediately before and after the change is the same; and

 .    This increase in Face Amount will be applied to the initial Face Amount and to each prior increase in Face Amount on a pro rata basis.

The requirements in the Increase in Face Amount provision of Section 14 do not apply to a change from Option 2 to Option 1.

9. PREMIUMS

PAYMENT
Premiums are payments made to the Company to pay for the Policy. The Policy will not be in force until the first premium is paid. The Company will send you a Confirmation for the first premium. After the first premium is paid, premiums can be paid: at any time; and in any amount, subject to the Limits on Premiums below. Payments can be made at the Administrative Office of the Company or at any Agency of the Company. A receipt for payment signed by the Secretary of the Company will be given on request. Unless you request otherwise in writing to the Company, any payment received by the Company when a Policy Loan exists on the Policy will be used: first, as a planned premium; second, as payment of the loan interest due; third, as a repayment of the Policy Loan; and fourth, as an unscheduled payment.

AMOUNT AND FREQUENCY
Planned annual premiums are shown in Section 1. Payments and Planned Premium Dates can be annual, semi-annual or quarterly or can be at any frequency agreed to by the Company. (See Limits on Premiums below.)

Unscheduled payments can be made at any time. (See Limits on Premiums below.)

Cash Values and Death Benefits will be permanently affected by the amount and frequency of planned and unscheduled payments.

LIMITS ON PREMIUMS
Payments are subject to these limits:

 .    No payment can be made at and after age 100, except as stated in the Grace
     Period provision (see Section 10); and

 .    No payment can be less than $25; and

 .    Total planned and unscheduled payments will be limited to the Company's published maximum; and

 .    No unscheduled payment can be made if it increases the Death Benefit by more than it increases the Cash Value, except with evidence of insurability and the consent of the Company; and

 .    No planned premium can be increased except with the consent of the Company.

NEV-14-E

If you have selected the Guideline Premium Test for the Policy (see Section 8, Definition of Life Insurance Test), premiums on this Policy are limited to an amount no greater than that allowing the Policy to continue to qualify.

NET PAYMENTS
Each net premium and each net unscheduled payment equals: the payment; less no more than the Maximum Premium Expense Charge at the rate shown in Section 1.

10. MONTHLY DEDUCTION

MONTHLY DEDUCTION
On the first day of each policy month, whether or not premiums are paid, the Company will make a Monthly Deduction for that policy month from the Cash Value of this Policy. The amount of the Monthly Deduction for a policy month equals:

 .    The cost of insurance and the cost of any riders for the policy month;
          PLUS

 .    An amount not greater than the Maximum Monthly Policy Fee shown in Section
     1;
          PLUS

 .    A monthly Mortality and Expense Risk Charge not greater than the Maximum stated in Section 1.

If the Policy meets the Monthly Minimum Premium test (see below) or if a Guaranteed Death Benefit Rider is attached and the Guarantee is in effect, whether or not premiums are paid, the Monthly Deduction will be made until the Cash Value equals zero. Otherwise, the Monthly Deduction will be made as long as the Net Cash Value is sufficient to cover the entire Monthly Deduction. This provision will not continue any rider beyond the termination date as provided in the rider.

The Monthly Deduction will reduce the sub-accounts and the Fixed Account in the same proportion as the Cash Value of the Policy is in the sub-accounts and the Fixed Account. However, you can choose in writing to have Monthly Deductions reduce: a specific sub-account until the Policy's portion of that sub-account equals zero; and then the remaining sub-accounts and the Fixed Account in the same proportion as the Cash Value of the Policy is in the sub-accounts and the Fixed Account.





NEV-14-E

COST OF INSURANCE
The monthly cost of insurance equals: the amount at risk; times the cost of insurance rate per $1,000 for that month divided by 1,000. The amount at risk equals:

 .    The Death Benefit on the first day of the policy month discounted at
     .3273745% (the monthly equivalent of 4% per year);

           LESS

 .    The Cash Value on the first day of the policy month after the deduction of:
     the cost of insurance and the cost of any riders for the policy month; plus the Monthly Policy Fee.

COST OF INSURANCE RATES
The cost of insurance rates will be set by the Company each year on the policy anniversary, based on the expectations of the Company as to future experience.

The Table of Guaranteed Maximum Cost of Insurance Rates per $1,000 (see Section
2) shows the maximum guaranteed rate for each policy month which starts on the Policy Date or a policy anniversary. The rates between anniversaries vary monthly based on the assumption of uniform distribution of deaths throughout the policy year. The cost of insurance rates for each policy year for the initial Face Amount and for each increase in Face Amount are based on: the sex of the Insured; the underwriting class of the Insured; and the age of the Insured on the first day of the policy year.

MONTHLY DEDUCTION ADJUSTMENT AT DEATH
The portion of any Monthly Deduction made for a period beyond the date of death will be added to the policy proceeds unless this amount has already been included in the Death Benefit as described in the Definition of Life Insurance Test provision in Section 8. If the Insured dies during the grace period, an amount will be deducted from the policy proceeds to cover Monthly Deductions to the date of death.

GRACE PERIOD
Unless the Policy meets the Monthly Minimum Premium test or unless a Guaranteed Death Benefit Rider is attached and the Guarantee is in effect, if the Net Cash Value on the first day of a policy month is not enough to cover the Monthly Deduction for that month, the Company will mail a premium notice to you and any assignee at the addresses on record with the Company. There is a grace period of 62 days from the date when the Monthly Deduction was due in which to pay a premium large enough to permit the Monthly Deduction to be made. The insurance remains in force during the grace period. If the premium remains unpaid at the end of its 62-day grace period, the Policy will lapse without value. Any riders will also lapse without value unless otherwise stated in the rider.

MONTHLY MINIMUM PREMIUM
If certain criteria are met, this Policy will not be lapsed even if the Net Cash Value on the first day of the policy month is not enough to cover the Monthly Deduction due for that month. During the first three policy years, on the first day of each policy month, the Company will test for this benefit unless this Policy is the result of exercising a Change to a New Insured rider.

The test will compare (a) to (b), where: (a) equals the total of the Monthly Minimum Premiums for the Policy from the Policy Date to that policy month; and
(b) equals the total premiums paid to date less all partial surrenders and any Cash Value paid to you to allow the Policy to continue to qualify as life insurance and any Policy Loan Balance at that time. If (b) is greater than or equal to (a), the Policy will not be lapsed if the Net Cash Value on the first day of the policy month is not enough to cover the Monthly Deduction due for that month.

The Monthly Minimum Premium is shown in the Policy Schedule. (See Section 1.) This Premium will be recalculated when: the Face Amount is decreased; the amount provided by riders attached to this Policy is changed; a partial surrender is made which results in a decrease in Face Amount; or the underwriting class of this Policy and its riders is changed to a more favorable underwriting class.

NEV-14-E

11. REINSTATEMENT AFTER LAPSE

REINSTATEMENT
If the Policy lapses, the Policy and riders can be reinstated. (See Limitations on Reinstatement below.) Reinstatement is subject to:

 .    Written application to reinstate; and

 .    Proof that the Insured is insurable; and

 .    Payment of a premium large enough to keep the Policy and any riders in force for at least two months; and

 .    Payment or reinstatement of any Policy Loan Balance which existed on the date when the Policy lapsed.

LIMITATIONS ON REINSTATEMENT
The Policy and riders cannot be reinstated, except with the consent of the Company, if more than seven years have passed since the date of lapse.

Any rider which provides life or disability insurance on a person other than the Insured can be reinstated only as stated in the rider.

EFFECTIVE DATE OF REINSTATEMENT
Reinstatement will take effect: only if the application for reinstatement is approved by the Company; and only when the premium for reinstatement has been paid, provided that at the time of payment there has been no change in insurability as represented in the application for reinstatement.

12. CASH VALUE OF THE POLICY

CASH VALUE
The first net premium will be credited to the Policy as of the latest of:

 .    The Policy Date;

 .    The date of the last Part II of the Application for the initial Face
     Amount; and

 .    The date the first premium is received by the Company.

Each future net premium will be credited to the Cash Value as of the date it is received by the Company.

Until 15 days after the Company mails the Confirmation of the initial premium, the Cash Value of the Policy equals the number of Accumulation Units credited to the Money Market sub-account for the Policy times the applicable Accumulation Unit Value for that sub-account. Thereafter, the Cash Value of the Policy equals: the number of Accumulation Units credited to each sub-account for the Policy times the applicable Accumulation Unit Value for each sub-account; plus the Policy's portion of the Fixed Account; plus the amount transferred to the general account of the Company because of Policy Loans on this Policy. (See
Section 13.) The amount of the Cash Value depends on: the frequency and amount of net planned premiums; the frequency and amount of net unscheduled payments; investment performance of the chosen sub-accounts; interest credited to the Policy's portion of the Fixed Account; Monthly Deductions; partial surrenders; increases and decreases in Face Amount; transfers among sub-accounts and the Fixed Account; and Policy Loans. The Cash Value can increase or decrease on a daily basis, depending on: the actual investment performance of the chosen sub-accounts; and the interest credited to the Policy's portion of the Fixed Account. (See Net Investment Factor below.)

The Cash Value of the Policy is not increased by the cash value of any rider, unless stated in the rider.





NEV-14-E

ACCUMULATION UNIT VALUE
An Accumulation Unit Value is determined for each sub-account for each Valuation Period. The Accumulation Unit Value of each sub-account for its first Valuation Period after it was added to the Account was set at $100.00 taking into account the performance history of the underlying investment company. For each later Valuation Period, each Accumulation Unit Value equals:

The Net Investment Factor for that Valuation Period;

     TIMES

The Accumulation Unit Value for the immediately preceding Valuation Period.

The Net Investment Factor depends on the investment performance of the sub-accounts elected and can be greater or less than one. Therefore, the Accumulation Unit Value can increase or decrease.

NET INVESTMENT FACTOR
For each Valuation Period, the Net Investment Factor for each sub-account is determined by dividing (a) by (b); where:

(a) equals the net asset value per unit of the portfolios held in the sub-account as of the end of that Valuation Period;

     PLUS

if the ex-dividend date occurs during that Valuation Period, the per unit amount of all dividend and capital gains distributions made by the portfolios held in the sub-account;

     MINUS

a per unit amount of any taxes incurred by the Account, or amounts set aside as a reserve for such taxes during that Valuation Period; and

(b) equals the net asset value per unit of the portfolios held in the sub-account for the immediately preceding Valuation Period.

NET CASH VALUE
The Net Cash Value equals:

 .    The Cash Value of the Policy;

          LESS

 .    Any Policy Loan Balance.


SURRENDER OF THE POLICY
You can surrender the Policy for its Net Cash Value at any time by notice to the Company in writing. Upon surrender, the Policy will be cancelled. The Net Cash Value will be paid to you in one sum, unless you choose in writing to apply all or part to a Payment Option. (See Payment of Benefits, Section 17.) If you surrender the Policy during the grace period, an amount will be deducted from the Net Cash Value to cover the Monthly Deduction to the date of surrender.

MONTHLY COST OF INSURANCE ADJUSTMENT AT SURRENDER OR PARTIAL SURRENDER
The pro rata portion of any monthly cost of insurance deduction made for a period beyond the date of surrender will be added to the surrender proceeds.

VALUATION PERIODS AND VALUATION DATES A Valuation Period for each sub-account is a period:

 .    Which starts on a Valuation Date; and

 .    Which ends on the next succeeding Valuation Date.

Each day the New York Stock Exchange is open for trading is a Valuation Date.


NEV-14-E

13. POLICY LOANS

POLICY LOANS
You can borrow all or part of the Loan Value of the Policy by request, in a manner satisfactory to the Company. Unless the Company consents otherwise, no request can be made until after 15 days from the date the Company mails the Confirmation for the first premium. Policy Loans are made on the sole security of the Policy. The amount you can borrow at any time equals the Loan Value less any Policy Loan Balance at that time.

Unless you request otherwise, Policy Loans will reduce first, the Policy's share of the sub-accounts proportionately and second, the Policy's portion of the Fixed Account, except as noted below in the Interest on Loans; Policy Loan Balance provision. Assets equal to the amount of the Loan:

 .    Will be transferred to the general account of the Company; and

 .    Will earn interest at the effective rate per year of not less than: the
     Policy Loan Interest Rate; less .75%.

Policy Loans, whether or not repaid, can have a permanent effect on Cash Values and Death Benefits.

LOAN VALUE
The Loan Value of the Policy equals 90% of the Cash Value of the Policy on the date the Loan is made.

INTEREST ON LOANS; POLICY LOAN BALANCE
Interest will be charged on Policy Loans at the Policy Loan Interest Rate shown in Section 1. Interest accrues daily. The Policy Loan Balance at any time means Policy Loans outstanding plus interest accrued to date. Loan interest is due on the policy anniversary each year. Loan interest not paid when due will be added to the Loan and interest will be charged on it; when loan interest is added to the Loan, the Policy's share of the sub-accounts and the Policy's portion of the Fixed Account will be reduced proportionately.

REPAYMENT OF LOANS
Policy Loans can be repaid to the Company at any time in whole or in part. Loan repayments will be allocated: first, to repay the Loans made against the Fixed Account; and second, unless you request otherwise, to repay the Loans made against the sub-accounts in the same proportion as the Policy is invested in the sub-accounts at the time of repayment of the Policy Loan.

The rate of interest for each loan repayment allocated to the Fixed Account will be the lesser of: the rate set by the Company in advance for the date the loan repayment is allocated to the Fixed Account; and the effective interest rate (see Fixed Account Interest) for the Policy on the date of the repayment.

A Policy Loan is a charge against the Policy. The proceeds of the Policy will be reduced by any Policy Loan Balance on the date of death of the Insured. If the Policy Loan Balance at any time exceeds the Cash Value of the Policy (called "excess Policy Loan"), the Company will mail a notice to you and to any assignee. The notice will be mailed to the addresses on record with the Company. If the excess amount is not paid to the Company within 62 days after the mailing of the notice, the Policy will lapse without value.

Unless you request otherwise, any payment received by the Company when a Policy Loan exists on the Policy will be used: first, as a planned premium; second, as payment of the loan interest due; third, as a repayment of the Policy Loan; and fourth, as an unscheduled payment.

14. ADJUSTMENT

INCREASE IN FACE AMOUNT
After the first policy year, the Face Amount can be increased effective on the first day of any policy month. An increase in Face Amount is subject to:

 .    Written application to increase the Face Amount;

 .    Proof that the Insured is insurable;

 .    New insurance for the amount of the increase on the same plan at the age of the Insured on the Adjustment Date being allowed under the underwriting rules of the Company;

 .    The amount of the increase being at least $10,000, except with the consent of the Company;

 .    A Monthly Deduction for the increase. (See Monthly Deduction, Section 10.);
     and

 .    If the increase is medically underwritten, a monthly Face Amount Increase
     Administrative Charge not greater than the Maximum stated in Section 1, to be deducted from the Cash Value in the same manner as the Monthly Deduction (see Monthly Deduction, Section 10).

The amount of any rider which is attached to the Policy can be increased only as stated in the rider.

The Application to increase the Face Amount must be signed by the Insured and by you. An increase will be effective on the Adjustment Date shown in the new Policy Schedule.

DECREASE IN FACE AMOUNT
After the first policy year, the Face Amount may be decreased effective on the first day of any policy month by written application to the Company; but only if the Face Amount which will remain after a decrease is at least $50,000, except with the consent of the Company. No part of the Cash Value will be paid to you unless you chose the Guideline Premium Test for the Policy and paying a portion of the Cash Value is necessary in order to allow the Policy to continue to qualify as life insurance. Any decrease in Face Amount will be applied to reduce the initial Face Amount and each increase in Face Amount on a pro rata basis, except with the consent of the Company. The Death Benefit will be recalculated based on the new Face Amount and the Cash Value. A decrease in Face Amount will be effective on the Adjustment Date shown in the new Policy Schedule. A decrease in Face Amount may require a decrease in the amounts provided by riders attached to this Policy.

PARTIAL SURRENDER
After 15 days from the date the Company mails the Confirmation of the first premium, you can make a partial surrender by written request to the Company. A portion of the Cash Value will be paid to you. In each policy year, partial surrenders will be limited, except with the consent of the Company, to: 20% of the Net Cash Value on the day the first partial surrender is made for the policy year; or, if less, the Loan Value minus any Policy Loan Balance. The amount of the partial surrender will be deducted from the Cash Value. The Death Benefit of the Policy will be based on the Face Amount after the partial surrender and the reduced Cash Value. The Face Amount of the Policy will be reduced, if necessary, so the amount at risk after the partial surrender is not greater than the amount at risk before the partial surrender. (See Cost of Insurance, Section 10). Any decrease in Face Amount will be applied to reduce the initial Face Amount and each increase in Face Amount on a pro rata basis, except with the consent of the Company. The Face Amount which will remain after the partial surrender must be at least $50,000, except with the consent of the Company. A decrease in Face Amount may require a decrease in the amounts provided by riders attached to this Policy.

Unless you request otherwise, a partial surrender will reduce: first, the Policy's portion of the sub-accounts proportionately; and second, the Policy's portion of the Fixed Account.




NEV-14-E

ADJUSTMENT OF THE POLICY
The Policy Schedule and Sections 2 and 3, must be changed to reflect an increase or a decrease in the Face Amount. The Policy Schedule must be changed also to reflect a change in the Death Benefit Option. The new Policy Schedule and the new Sections 2 and 3, and the Application for the adjustment will be made part of the Policy when the Company, at its option:

 .    Sends you a new Policy Schedule, and new Sections 2 and 3, and a copy of the Application for the adjustment for you to attach to the Policy; or

 .    Requires that the Policy be returned to have the new Policy Schedule and new Sections 2 and 3, and a copy of the Application for the adjustment attached to the Policy by the Company; or

 .    Sends you an adjusted policy to take the place of this Policy.

Upon adjustment the Policy will be in force only as adjusted.


15. 24 MONTHS CONVERSION RIGHT

24 MONTHS CONVERSION RIGHT
The 24 Months Conversion Right allows you to convert all or a portion of this Policy, subject to the terms of this Section, to fixed benefit coverage: by transferring value to the Fixed Account; and by allocating future net premiums and future net unscheduled payments to the Fixed Account.

A request to exercise the 24 Months Conversion Right must be in written form satisfactory to the Company. The 24 Months Conversion Right can be exercised:

 .    Once within 24 months after the Date of Issue of the Policy;

 .    Once within 24 months after the Adjustment Date of an increase in Face
     Amount; and

 .    Even if the Company is restricting new amounts applied to the Fixed
     Account. (See Restriction of New Amounts Applied to the Fixed Account provision of Section 7.)

If the Company is not restricting amounts applied to the Fixed Account: you can transfer to the Fixed Account all or part of the Policy's Cash Value in the sub-accounts; and you can allocate all or part of future net premiums and net unscheduled payments to the Fixed Account. However, at any time in the future if the Company is restricting new amounts applied to the Fixed Account, the Company reserves the right to limit the allocation of future net premiums and net unscheduled payments to the Fixed Account to the Policy's lowest Fixed Account allocation percentage since the most recent date when this Right was exercised. The Policy's share of the sub-accounts will be reduced proportionately when Cash Value is transferred under this Right.

If the Company is restricting amounts applied to the Fixed Account: you can transfer to the Fixed Account the portion of the Policy's Cash Value in the sub-accounts which is attributable to the coverage for which this Right is being exercised; and you can allocate future net premiums and net unscheduled payments to the Fixed Account based on the Company's published rules. The Policy's share of the sub-accounts will be reduced proportionately when Cash Value is transferred under this Right.

Transfers to the Fixed Account resulting from the exercise of the 24 Months Conversion Right are not counted in the limit of 4. (See Transfer Option provision of Section 6.)


NEV-14-E

16. OWNER AND BENEFICIARY

OWNER
The Owner of the Policy is named in the Application (see copy attached); but, the Owner can be changed. The new Owner will succeed to all rights of the Owner, including the right to make a further change of Owner. At the death of the Owner, his or her estate will be the Owner, unless a successor Owner has been named. In this Policy "you" means the Owner, whether the Owner is a person, a partnership, a corporation, a fiduciary or any other legal entity. The rights of the Owner will end at the death of the Insured, except for Payment of Benefits. (See Section 17.)

BENEFICIARY
The Beneficiary is named in the Application (see copy attached); but, the Beneficiary can be changed before the death of the Insured. The Beneficiary can be a person, a corporation, a partnership, a fiduciary or any other legal entity. A person must survive the Insured to qualify as Beneficiary. If none survives, the proceeds will be paid to the Owner.

CHANGE OF OWNER OR BENEFICIARY
A change of Owner or Beneficiary must be in written form satisfactory to the Company, and must be dated and signed by the Owner who is making the change. The change will be subject to all payments made and actions taken by the Company under the Policy before the signed change form is received by the Company at its Administrative Office.

ASSIGNMENTS
An absolute assignment of the Policy by the Owner is a change of Owner and Beneficiary to the assignee. A collateral assignment of the Policy by the Owner is not a change of Owner or Beneficiary; but their rights will be subject to the terms of the assignment except that the rights of an irrevocable beneficiary named before the assignment are superior to those of the assignee. Assignments will be subject to all payments made and actions taken by the Company before a signed copy of the assignment form is received by the Company at its Administrative Office. The Company will not be responsible for determining whether or not an assignment is valid.

DESIGNATION OF OWNER AND BENEFICIARY
A numbered sequence can be used to name successive Owners or Beneficiaries. Co-Beneficiaries will receive equal shares unless otherwise stated.

In naming Owners or Beneficiaries, unless otherwise stated:

 .    "Child" includes an adopted or posthumous child;

 .    "Provision for issue" means that if a Beneficiary does not survive the
     Insured, the share of that Beneficiary will be taken by his or her living issue by right of representation; and

 .    A family relation such as "wife", "husband" or "child" means the relation to the Insured.

     At the time for payment of benefits the Company can rely on an affidavit of any Owner or other responsible person to determine family relations or members of a class.


NEV-14-E

17. PAYMENT OF BENEFITS

PAYMENT
The policy proceeds will be paid in one sum, unless all or part of the proceeds is applied to a Payment Option. (See Section 18.) The Company will pay interest on death proceeds from the date of death to the date of payment in one sum, or to the Option Date. The rate of interest will be set each year by the Company. The rate will not be less than: that required by law; or 3 1/2% per year. The interest payable on surrender proceeds is described in Section 5.

SELECTION OF PAYMENT OPTIONS; OPTION DATE
The selection of a Payment Option and the naming of the Payee must be in written form satisfactory to the Company. You can make or change or revoke the selection before death of the Insured. The Option Date is the effective date of the Payment Option, as stated in the selection form.

PAYEE
The Payee is a person, a corporation, a partnership, a fiduciary or any other legal entity entitled to receive payment in one sum or under a Payment Option.

SELECTION BY PAYEES
Any proceeds payable in one sum at the death of the Insured, or upon surrender of the Policy, can be applied to any Payment Option chosen by the Payee. Further, with the consent of the Company, any Payee who is entitled to receive proceeds in one sum when a Payment Option ends, or at the death of a prior Payee, or when proceeds are withdrawn, can choose to apply the proceeds to a Payment Option.

RIGHTS OF PAYEES
In the selection of a Payment Option the right can be given to the Payee:

 .    To withdraw principal and interest under the Fourth or Fifth Option; or

 .    To withdraw the commuted value of payments certain under the First, Second, or Sixth Option.

Under the Life Income Options only payments certain can be commuted. No Payee can assign, commute or withdraw the payments under any Payment Option, unless the right is reserved in the selection of the Option.

LIMITATIONS
If instalments under an Option would be less than $20, proceeds can be applied to a Payment Option only with the consent of the Company.

LIFE INCOME OPTIONS
Guaranteed Life Income Options are based on the age of the Payee on the Payee's birthday nearest the Option Date. The Company will require proof of age. The Life Income payments will be based: on the rates shown in the Life Income Tables (Section 19); or, if they are greater, on the Payment Option rates of the Company on the Option Date. If the rates at a given age are the same for different periods certain, the longest period certain will be used.

PURCHASE OF INCREASED PAYMENT OPTION BENEFITS
On the Option Date, a one sum purchase payment can be made to the Company to be added to the proceeds being applied to any Payment Option. The portion of Life Income payments purchased in this way will be based on the Payment Option rates of the Company on the Option Date, which may not be the rates shown in the Life Income Tables (Section 19). The purchase payment will be limited to the Company's published maximum for single premium immediate annuities on the Option Date. A portion of the purchase payment may be used by the Company to pay premium taxes on the purchase payment.

DEATH OF PAYEE
If a Payee under a Life Income Option dies within 30 days after the Option Date, the amount applied to the Option, less any payments made, will be paid in one sum, unless a Payment Option is chosen by the successor Payee. Otherwise, amounts to be paid after the death of a Payee under a Payment Option will be paid as due to the successor Payee. If there is no successor Payee, amounts to be paid in one sum, or the commuted value of any unpaid payments certain, will be paid in one sum to the estate of the last Payee to die.

COMMUTATION RATE
The interest rate used to compute the commuted value of any unpaid payments certain:

 .    Under the First Option will be 3 1/2% per year; and

 .    Under the Life Income Options will be the rate used by the Company in computing the amount of the monthly payments.

18. PAYMENT OPTIONS


PAYMENT OPTIONS
All or part of the policy proceeds can be applied to any one of the following Options, subject to Section 17, Payment of Benefits:

FIRST OPTION: INCOME FOR A SPECIFIED NUMBER OF YEARS
The Company will make monthly payments which will include both principal and interest. Payments will start on the Option Date and will continue for the number of years chosen. The number of years chosen cannot be more than 30. Interest is at the rate of 3 1/2% per year compounded yearly. Additional interest paid by the Company for any year will be added to the monthly payments for that year.

Guaranteed monthly payments per $1,000 of proceeds applied to the First Option are shown below:



------------- --------- ---------- ------- ---------- --------
Number of               Number of          Number of
Years                   Years              Years
------------- --------- ---------- ------- ---------- --------
       1        $84.65     11       $9.09      21       $5.56
       2         43.05     12        8.46      22        5.39
       3         29.19     13        7.94      23        5.24
       4         22.27     14        7.49      24        5.09
       5         18.12     15        7.10      25        4.96
       6         15.35     16        6.76      26        4.84
       7         13.38     17        6.47      27        4.73
       8         11.90     18        6.20      28        4.63
       9         10.75     19        5.97      29        4.53
      10          9.83     20        5.75      30        4.45
------------- --------- ---------- ------- ---------- --------

SECOND OPTION: LIFE INCOME
The Company will make equal monthly payments. Payments will start on the Option Date and will continue:

 .    During the life of the Payee, with no further payment after the death of the Payee, called "Life Income, No Refund"; or

 .    During the life of the Payee, but for at least 10 years, called "Life
     Income, 10 Years Certain"; or

 .    During the life of the Payee, but for at least 20 years, called "Life
     Income, 20 Years Certain".

THIRD OPTION: LIFE INCOME WITH REFUND
The Company will make equal monthly payments. Payments will start on the Option Date and will continue during the life of the Payee. At the death of the Payee, if the total payments made are less than the total proceeds applied to the Option, then:

 .    The difference will be paid in one sum, called "Life Income, Cash Refund";
     or

 .    The equal monthly payments will continue until the total payments are equal to the total proceeds applied to the Option, called "Life Income, Instalment Refund".

FOURTH OPTION: INTEREST
The Company will hold the proceeds at interest during the life of the Payee or for any other period agreed to by the Company. Interest on the proceeds:

 .    Will be paid each month to the Payee starting one month after the Option
     Date; or

 .    Will be added to the principal amount each year and will earn interest.

At the death of the Payee, or at the end of the period agreed to, the balance of principal and any accrued interest will be paid in one sum. The rate of interest will be set each year by the Company; but the rate will not be less than 3 1/2% per year.

FIFTH OPTION: SPECIFIED AMOUNT OF INCOME
The Company will make monthly payments which will include both principal and interest. Payments will be in the amount chosen. Payments can be quarterly or at any other frequency chosen, and payments can be for different amounts, all subject to the consent of the Company. Payments will start on the Option Date and will continue until the balance is fully paid out. At the death of the Payee any unpaid balance and accrued interest will be paid in one sum. The rate of interest will be set each year by the Company; but the rate will not be less than 3 1/2% per year. Interest will be added each year to the principal and will earn interest.

NEV-14-E

SIXTH OPTION: LIFE INCOME FOR TWO LIVES
The Company will make monthly payments. Payments will start on the Option Date and will continue:

 .    While either of two Payees is living, called "Joint and Survivor Life
     Income"; or

 .    While either of two Payees is living, but for at least 10 years, called
     "Joint and Survivor Life Income, 10 Years Certain"; or

 .    While two Payees are living, and after the death of one Payee, two-thirds of the monthly amount while the other Payee is living, called "Joint and 2/3 to Survivor Life Income".


NEV-14-E

19. LIFE INCOME TABLES


LIFE INCOME TABLES
Guaranteed monthly payments per $1,000 of amounts applied to the Life Income Options are shown below:

--------------------------------------------------------------
SECOND AND THIRD OPTIONS:  LIFE INCOME
--------------------------------------------------------------
AGE                   10         20
OF           NO      YEARS     YEARS     CASH      INSTALMENT
PAYEE      REFUND    CERTAIN   CERTAIN   REFUND    REFUND
---------- --------- --------- --------- --------- -----------
*15          $3.19    $3.19      $3.19     $3.18       $3.19
16            3.21     3.20       3.20      3.19        3.20
17            3.22     3.22       3.21      3.21        3.21
18            3.23     3.23       3.23      3.22        3.22
19            3.25     3.24       3.24      3.23        3.24

20            3.26     3.26       3.25      3.25        3.25
21            3.27     3.27       3.27      3.26        3.26
22            3.29     3.29       3.28      3.28        3.28
23            3.31     3.30       3.30      3.29        3.29
24            3.32     3.32       3.31      3.31        3.31

25            3.34     3.34       3.33      3.32        3.33
26            3.36     3.36       3.35      3.34        3.35
27            3.38     3.37       3.37      3.36        3.36
28            3.40     3.39       3.39      3.38        3.38
29            3.42     3.41       3.41      3.40        3.40

30            3.44     3.44       3.43      3.42        3.42
31            3.46     3.46       3.45      3.44        3.44
32            3.49     3.48       3.47      3.46        3.47
33            3.51     3.51       3.50      3.49        3.49
34            3.54     3.53       3.52      3.51        3.52

35            3.56     3.56       3.55      3.54        3.54
36            3.59     3.59       3.58      3.56        3.57
37            3.62     3.62       3.60      3.59        3.60
38            3.66     3.65       3.63      3.62        3.63
39            3.69     3.69       3.67      3.65        3.66

40            3.73     3.72       3.70      3.68        3.69
41            3.76     3.76       3.73      3.71        3.72
42            3.80     3.79       3.77      3.75        3.76
43            3.84     3.84       3.80      3.78        3.79
44            3.89     3.88       3.84      3.82        3.83

45            3.93     3.92       3.88      3.86        3.87
46            3.98     3.97       3.92      3.90        3.91
47            4.03     4.02       3.97      3.94        3.96
48            4.08     4.07       4.01      3.99        4.00
49            4.14     4.12       4.06      4.03        4.05

50            4.20     4.18       4.11      4.08        4.10
51            4.26     4.23       4.16      4.13        4.15
52            4.32     4.30       4.21      4.19        4.21
53            4.39     4.36       4.26      4.24        4.27
54            4.46     4.43       4.32      4.30        4.33

55            4.54     4.50       4.37      4.36        4.39
56            4.62     4.58       4.43      4.43        4.46
57            4.70     4.65       4.49      4.49        4.53
58            4.79     4.74       4.56      4.57        4.60
59            4.89     4.83       4.62      4.64        4.68

60            4.99     4.92       4.68      4.72        4.76
61            5.10     5.02       4.75      4.80        4.85
62            5.22     5.12       4.82      4.89        4.94
63            5.34     5.23       4.88      4.98        5.03
64            5.47     5.35       4.95      5.07        5.13

65            5.61     5.47       5.02      5.17        5.24
66            5.76     5.60       5.08      5.28        5.35
67            5.92     5.73       5.15      5.39        5.47
68            6.10     5.87       5.21      5.51        5.59
69            6.28     6.02       5.27      5.63        5.72
---------- --------- --------- --------- --------- -----------

---------- --------- --------- --------- --------- -----------
AGE                   10         20
OF           NO      YEARS     YEARS     CASH      INSTALMENT
PAYEE      REFUND    CERTAIN   CERTAIN   REFUND    REFUND
---------- --------- --------- --------- --------- -----------
70           $6.48    $6.17      $5.33     $5.76       $5.86
71            6.70     6.33       5.38      5.89        6.00
72            6.92     6.49       5.43      6.04        6.16
73            7.17     6.66       5.48      6.19        6.32
74            7.43     6.84       5.52      6.34        6.49

75            7.71     7.02       5.56      6.52        6.67
76            8.02     7.20       5.60      6.69        6.86
77            8.34     7.38       5.63      6.87        7.06
78            8.69     7.56       5.66      7.07        7.27
79            9.07     7.75       5.68      7.27        7.50

80            9.47     7.93       5.70      7.49        7.74
81            9.90     8.11       5.71      7.73        7.99
82           10.36     8.28       5.73      7.96        8.25
83           10.86     8.45       5.73      8.21        8.53
84           11.39     8.62       5.74      8.50        8.83

**85         11.96     8.77       5.75      8.78        9.14

* and under     **and over

----------------------------------------------------------------
SIXTH OPTION: LIFE INCOME FOR TWO LIVES
----------------------------------------------------------------
AGE OF ONE       AGE OF OTHER PAYEE
PAYEE               55       60        65       70        75
---------------- --------- -------- --------- -------- ---------
                      JOINT AND SURVIVOR
55                 $4.04     $4.17    $4.28     $4.37    $4.43
60                  4.17      4.36     4.53      4.68     4.79
65                  4.28      4.53     4.79      5.02     5.22
70                  4.37      4.68     5.02      5.38     5.71
75                  4.43      4.79     5.22      5.71     6.22
80                  4.47      4.87     5.37      5.98     6.68
---------------- --------- -------- --------- -------- ---------
             JOINT AND SURVIVOR, 10 YEARS CERTAIN
55                 $3.96     $4.09    $4.20     $4.36    $4.42
60                  4.09      4.27     4.44      4.59     4.77
65                  4.20      4.44     4.69      4.91     5.09
70                  4.36      4.59     4.91      5.22     5.50
75                  4.42      4.77     5.09      5.50     5.88
80                  4.46      4.85     5.33      5.72     6.21
---------------- --------- -------- --------- -------- ---------
                   JOINT AND 2/3 TO SURVIVOR
55                 $4.37     $4.56    $4.76     $4.99    $5.23
60                  4.56      4.78     5.02      5.30     5.59
65                  4.76      5.02     5.33      5.67     6.03
70                  4.99      5.30     5.67      6.10     6.57
75                  5.23      5.59     6.03      6.57     7.18
80                  5.48      5.89     6.41      7.06     7.84
---------------- --------- -------- --------- -------- ---------

PAYMENTS FOR OTHER AGES WILL BE QUOTED BY THE COMPANY ON REQUEST.

The rates shown above are based on an interest rate of 3 1/2% per year; and on mortality: using a 60/40 male/female weighting; based on the Individual Annuitant Mortality Table for 1983; and with projection on Scale G to the year 2000 and then on Scale B Modified to year 2010.



NEV-14-E

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

AMENDMENTS AND ENDORSEMENTS  (To be made only by the Company)






NEV-14-E

Please notify the Company of any change in your name or address. The Company will communicate with you at your address on record with the Company.

New England Life
Insurance Company
Home Office:
501 Boylston Street
Boston, Massachusetts 02117

Administrative Office:
6425 Powers Ferry Road
Third Floor
Atlanta, GA 30339

FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE POLICY

 .    The Death Proceeds are payable at the death of the Insured if the Policy is in force.

 .    The Policy can be adjusted by increasing or decreasing the Face Amount.

 .    The amount and frequency of premium payments can be changed.

 .    The Policy does not share in dividends.


NEV-14-E